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                                                                    EXHIBIT 10.6

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated as of July 31, 1998, between KEITH B. PITTS (the "Executive") and PARAGON HEALTH NETWORK, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, the Executive and the Company desire to amend certain provisions of that certain Employment Agreement dated as of November 4, 1997 between the Executive and the Company (the "Original Employment Agreement") in order to provide for revised terms governing base salary, term of the agreement, the vesting of options in the event of termination of the Executive's employment and certain healthcare benefits to be extended to the Executive and his dependents;

     NOW, THEREFORE, the parties agree, as follows:

     1. Paragraph 2 of the Original Employment Agreement shall be deleted in its entirety and replaced by the following:

          2.  Term. This Agreement became effective on November 4, 1997 (the
              ----
          "Effective Date"). This Agreement is for the period (the "Term") commencing on the Effective Date and terminating on the fourth anniversary of the date of the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of April 13, 1998 (the "Mariner Merger Agreement"), among the Company, Mariner Health Group, Inc. and Paragon Acquisition Sub, Inc. (the date of the consummation of the transactions contemplated by the Mariner Merger Agreement is referred to herein as the "Mariner Merger Date"), or upon the Executive's earlier death, disability or termination of employment pursuant to Section 11; provided, however, that commencing on the
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          fourth anniversary of the Mariner Merger Date and on each anniversary thereafter, the term shall automatically be extended for one additional year unless, not later than 90 days prior to any such anniversary, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

     2. Section 6(b) of the Original Employment Agreement shall be deleted in its entirety and replaced by the following:

          (b)  Base Salary. The Executive's Base Salary hereunder shall be
               -----------
          $850,000 a year, payable monthly. The Board shall review such base salary at least annually and make such adjustment from time to time

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          as it may deem advisable, but the base salary shall not at any time be less than $850,000 a year.

     3. Subsequent to Section 6(b) in the Original Employment Agreement, each time the number "$700,000" appears, it shall be deleted and replaced with the number "$850,000."

     4. Section 9 of the Original Employment Agreement shall be deleted in its entirety and replaced by the following:

          9.  Pension and Welfare Benefits.  During the Term, the Executive
              ----------------------------
          shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements available to senior officers of the Company generally. In addition, the Company shall reimburse the Executive for all out-of-pocket costs incurred and paid by the Executive relating to the health care of the Executive and his dependents that are not covered by the health benefit plans or arrangements of the Company or its subsidiaries through the later of the Date of Termination or the seventh anniversary of the Effective Date.

     5. Section 10 of the Original Employment Agreement shall be deleted in its entirety and replaced by the following:

          10.  Stock Options. The Company, pursuant to the terms of its Stock
               -------------
          Option Plan (and as approved by the Compensation Committee of the Board of Directors), granted to the Executive as of the Effective Date, stock options to purchase 1,465,000 shares (as adjusted for the 3-for-1 stock split which took place on December 29, 1997) of common stock of the Company which, as of the Effective Date, represented approximately 3-3/10% (3.3%) of the fully diluted common shares of the Company. Such stock options shall, in accordance with the Company's Stock Option Plan, (i) expire ten years from the Effective Date or 90 days after the Executive's Date of Termination, if earlier; (ii) vest and become exercisable on each of the first four anniversaries of the Effective Date in an amount equal to one-fourth (1/4) of the stock options granted; (iii) be exercisable, in the event of the Executive's termination of employment, for a period of 90 days following his Date of Termination; and (iv) have an exercise price per share equal to the fair market value of a share of common stock of the Company as of the Effective Date, which equaled the closing price of a share of GranCare, Inc. on the Effective Date, divided by .23457, with the resulting quotient being further divided by three to reflect the aforementioned stock split. The Executive shall be eligible for additional stock option awards under the stock option plan of the Company and, in this regard, the

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          Compensation Committee of the Board of Directors may consider whether, but not be obligated, to award the Executive additional stock options under such plan.

     6. The following subparagraph shall be added immediately following subparagraph (h) of Section 12 of the Original Employment Agreement:

          (i) Continuation of Health Care Reimbursement.  Nothing in this
              -----------------------------------------
          Section 12 or elsewhere in this Agreement shall reduce in any way the Company's obligations set forth in the second sentence of Section 9 hereof to reimburse the Executive for all out-of-pocket costs incurred and paid by the Executive relating to the health care of the Executive and his dependents that are not covered by the health benefit plans or arrangements of the Company or its subsidiaries throughout the later of the Date of Termination or the seventh anniversary of the Effective Date.

     7. All capitalized terms used herein but not otherwise defined shall have the same meanings as set forth in the Original Employment Agreement.

     8. Except for such amendments as are specifically provided for herein, the Original Employment Agreement remains in full force and effect in all respects.

     9. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                      PARAGON HEALTH NETWORK, INC.


                                      By: /s/ Susan Thomas Whittle
                                         --------------------------------
                                             Susan Thomas Whittle
                                                Senior Vice President and
                                                General Counsel



                                      THE EXECUTIVE


                                      /s/ Keith B. Pitts
                                      -----------------------------------
                                                 Keith B. Pitts



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